DATED 2010
MIE HOLDINGS CORPORATION
as Guarantor
- and -
CITIC KA WAH BANK LIMITED
as Offshore Security Agent
on its own behalf and as agent and trustee
for the Finance Parties referred to herein

GUARANTEE
in respect of the obligations of
MI ENERGY CORPORATION
under a facility agreement dated 28 July 2009

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Number	Clause Heading	Page
18.	Governing Law and Jurisdiction	17

Execution		17

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THIS DEED is made on the             day of             2010
BETWEEN:
(1)	MIE HOLDINGS CORPORATION, a corporation duly and validly existing under the laws of the Cayman Islands with its registered office at c/o the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Guarantor”); and

(2)	CITIC KA WAH BANK LIMITED, in its capacity as Offshore Security Agent as agent and trustee for the Finance Parties (as defined in the Facility Agreement referred to below) from time to time, and its successors (in such capacity, the “Offshore Security Agent”).
WHEREAS:
(A)	By a US$200,000,000 transferable term loan and revolving credit facility agreement (the “Facility Agreement”) dated 28 July 2009 made between (1) MI Energy Corporation as borrower (the “Borrower”), (2) the banks and other financial institutions named therein as lenders, (3) CITIC Ka Wah Bank Limited as facility agent (the “Facility Agent”), (4) China CITIC Bank Corporation Limited, Guangzhou Branch as onshore security agent and (5) the Offshore Security Agent, the Lenders (as defined in the Facility Agreement) have agreed to make available to the Borrower a loan facility of up to two hundred million US Dollars (US$200,000,000) upon the terms set out therein.

(B)	The Offshore Security Agent is acting as agent and trustee for the Finance Parties pursuant to the Facility Agreement and as agent and trustee for the Finance Parties pursuant to this Deed.

(C)	At the request of the Borrower, the Facility Agent and the Offshore Security Agent (each as instructed by the Lenders) have agreed to enter into a supplemental agreement dated 2010 (the “Supplemental Agreement”) in respect of the Facility Agreement to, inter alia, amend certain provisions of the Facility Agreement.

(D)	It is a condition precedent to the amendments to the Facility Agreement and the other relevant matters contemplated under the Supplemental Agreement taking effect pursuant to the Supplemental Agreement that the Guarantor enters into this Deed.

(E)	This deed is the New Guarantee referred to in the Supplemental Agreement.
NOW THIS DEED WITNESSES as follows:
1.	INTERPRETATION

1.1	Definitions and Construction. In this Deed, unless the context requires otherwise:

(a)	terms and expressions defined in or construed for the purposes of the Facility Agreement or the Supplemental Agreement shall have the same meanings or be construed in the same manner when used in this Deed;

(b)	the expression “Offshore Security Agent” shall mean the Offshore Security Agent acting in its capacity as trustee for itself and the other Finance Parties pursuant to the trust declared by Clause 1.2 in respect of holding or releasing the rights, benefits and interests conferred by Clause 2.1, and the expression “Finance Parties” shall have the meaning ascribed to it in the Facility Agreement;

(c)	“Secured Indebtedness” means all and any sums (whether principal, interest, fees or otherwise) which are now or at any time may become payable by the Borrower under the Facility Agreement and each of the other Finance Document to which it is a party and all other monies hereby agreed to be paid.
1.2	Trust. All rights, benefits and interests granted to or conferred upon the Offshore Security Agent pursuant to Clause 2.1 and all other rights, powers and discretions granted to or conferred upon the Offshore Security Agent under this Deed shall be held by the Offshore Security Agent on trust for the benefit of the Finance Parties from time to time. The Offshore Security Agent may do all acts within its powers to administer and manage the trust constituted by this Clause including any full or partial release by deed of the rights, benefits and interests conferred by Clause 2.1. The trust constituted by this Clause shall come into existence on the date of this Deed and shall last for so long as any part of the Secured Indebtedness remains unpaid or the performance of any obligation under any Finance Document has not been performed in full Provided that, for the purposes of the rule against perpetuities, the perpetuity period applicable to the trust constituted under this Clause and dispositions made or to be made pursuant to this Deed and this trust, is hereby specified as a period of eighty (80) years less one (1) day from the date of this Deed.

1.3	Successors and Assigns. The expressions “Guarantor”, “Borrower”, “Facility Agent”, “Offshore Security Agent”, “Lenders” and “Finance Parties” shall where the context permits include their respective successors, transferee and permitted assigns and any persons deriving title under them.

1.4	Miscellaneous. In this Deed, unless the context requires otherwise, references to provisions of any law or regulation shall be construed as references to those provisions as replaced, amended, modified or re-enacted from time to time; words importing the singular include the plural and vice versa and words importing a gender include every gender; references to this Deed or any other Finance Document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time; unless otherwise stated, references to Clauses are to clauses of this Deed. Clause headings are inserted for reference only and shall be ignored in construing this Deed.

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2.	GUARANTEE

2.1	Guarantee. In consideration of the Lenders agreeing to continue to make the Facility available to the Borrower upon the terms and conditions of the Facility Agreement and the Facility Agent and the Offshore Security Agent agreeing to enter into the Supplemental Agreement and the other documents referred to therein, the Guarantor unconditionally and irrevocably guarantees, as a continuing obligation, the due and punctual payment of the Secured Indebtedness in the currency or respective currencies in which the same is payable under the terms of the Facility Agreement and the due and punctual performance and observance by the Borrower of all other obligations of the Borrower contained in any Finance Document to which it is a party, notwithstanding any dispute between the Finance Parties and the Borrower, and if the Borrower fails to pay any amount of the Secured Indebtedness when due, the Guarantor shall pay such amount to the Offshore Security Agent in the required currency as aforesaid forthwith upon receiving the Offshore Security Agent’s first written demand.

2.2	Demands. Demands may be made under this Deed from time to time and may be enforced irrespective of whether any steps or proceedings are or will be taken against the Borrower or any other person to recover the indebtedness claimed under this Deed.

2.3	Discharge. The Facility Agent shall, at the request and cost of the Guarantor, and in such form as the Facility Agent shall approve, discharge this Deed on the earlier of:
(a)	the full payment of all the Secured Indebtedness to the satisfaction of the Lender and cancellation of the Facility; and

(b)	(if and to the extent that the Borrower has signed all such documents and taken all such steps as are required by the Facility Agent pursuant to clause 7 of the Supplemental Agreement (and has procured the relevant parties to do the same)) the passage of all applicable hardening or claw back period under all applicable laws in respect of the Replacement Share Mortgages and the security or payment granted thereunder has not, in any way during such period, been avoided or set aside or ordered to be surrendered, paid away, refunded or reduced by virtue of any provision, law or enactment relating to bankruptcy, insolvency, liquidation, winding up, composition or arrangement for the time being in force, and no Event of Default shall have occurred and is continuing at that time.
3.	CONTINUING GUARANTEE

This Deed shall be a continuing guarantee and shall remain in full force and effect until the Secured Indebtedness has been paid in full, notwithstanding the insolvency or liquidation or any incapacity or change in the constitution or status of the Guarantor or any other person or any intermediate settlement of account or other matter whatsoever. This Deed is in addition to, and independent of, any Encumbrance, guarantee or other security or right or remedy now or at any time hereafter held by or available to any Finance Party.

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4.	INDEMNITY

Without prejudice to the guarantee contained in Clause 2, the Guarantor unconditionally and irrevocably undertakes, as a separate, additional and continuing obligation, to indemnify each Finance Party against all losses, liabilities, damages, costs and expenses whatsoever arising out of any failure by the Borrower to make due and punctual payment of the Secured Indebtedness or in the due and punctual performance and observance of all other obligations under any Finance Document to which it is a party. This indemnity shall remain in effect notwithstanding that the guarantee under Clause 2 may cease to be valid or enforceable against the Guarantor for any reason whatsoever.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties. The Guarantor represents and warrants to the Offshore Security Agent that:
(a)	the Guarantor has full power, authority and legal right to enter into and engage in the transactions contemplated by this Deed and the other Supplemental Security Documents to which it is a party and has taken or obtained all necessary corporate and other action to authorise the execution and performance of this Deed and the other Supplemental Security Documents to which it is a party;

(b)	subject to Legal Reservations, this Deed and the other Supplemental Security Documents to which it is a party constitute legal, valid and binding obligations of the Guarantor enforceable in accordance with their terms;

(c)	neither the execution of this Deed and the other Supplemental Security Documents to which it is a party nor the performance by the Guarantor of any of its obligations or the exercise of any of its rights thereunder will conflict with or result in a material breach of any law, regulation, judgment, order, authorisation, agreement or obligation applicable to it or cause any limitation placed on it or the powers of its directors to be exceeded or result in the creation of or oblige the Guarantor to create an Encumbrance in respect of any of its property or assets;

(d)	all authorisations required from any governmental or other authority or from any shareholders or creditors of the Guarantor for or in connection with the execution, validity and performance of this Deed and the other Supplemental Security Documents to which it is a party have been obtained and are in full force and effect or, by the Trading Date will have been obtained and be in full force and effect;

(e)	no litigation, arbitration or administrative proceeding is currently taking place or (to the best of its knowledge and belief) pending or threatened against the Guarantor or its assets or revenues which, if adversely determined, might reasonably be expected to have a Material Adverse Effect;

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(f)	it is not necessary in order to ensure the validity, enforceability or admissibility in evidence in proceedings of this Deed or the other Supplemental Security Documents to which it is a party in Hong Kong or the Cayman Islands that any of them or any other document be filed or registered with any authority in Hong Kong or the Cayman Islands or that any tax be paid in respect thereof (however, Cayman Islands stamp duty may be payable if the original of this Deed is executed in the Cayman Islands or is thereafter brought to the Cayman Islands);

(g)	the Guarantor is not in default under any law, regulation, judgment, order, authorisation, agreement or obligation applicable to it or its assets or revenues, the consequences of which default could have a Material Adverse Effect and no Event of Default or Potential Event of Default has occurred;

(h)	all information provided to the Finance Parties by or on behalf of the Guarantor in connection with this Deed, the Supplemental Agreement or the other Supplemental Security Documents to which it is a party is true and accurate in all material respects and all forecasts and projections contained therein were arrived at after due and careful consideration on the part of the Guarantor and were, in its considered opinion, fair and reasonable when made; the Guarantor is not aware of any fact which has not been disclosed in writing to the Facility Agent or the Offshore Security Agent which might have a material effect on any such information, forecasts or projections or which might affect the willingness of the Lenders, the Facility Agent or the Offshore Security Agent to enter into this Deed, the Deeds of Release, the Supplemental Agreement and the other Supplemental Security Documents and the transactions contemplated thereunder.
5.2	Continuing Representation and Warranty. The Guarantor also represents and warrants to and undertakes with the Offshore Security Agent that the foregoing representations and warranties will be repeated on the date of each Advance and each Interest Payment Date and the Trading Date with reference to the facts and circumstances subsisting from time to time.

5.3	Acknowledgement of Reliance. The Guarantor acknowledges that the Offshore Security Agent has entered into this Deed in reliance upon the representations and warranties contained in this Clause.

6.	UNDERTAKINGS

6.1	Affirmative Undertakings. The Guarantor undertakes and agrees with the Offshore Security Agent throughout the continuance of this Deed and so long as the Secured Indebtedness or any part thereof remains owing that the Guarantor will, unless the Offshore Security Agent (acting on the instructions of the Facility Agent) otherwise agrees in writing:
(a)	supply to the Offshore Security Agent in sufficient number for each Finance Party:

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(i)	as soon as they are available, but in any event within one hundred and eighty (180) days (or such other shorter period for the public filing of such financial statements as required by any applicable law or regulation to which the Guarantor is subject) after the end of each financial year of the Guarantor, certified copies of its consolidated financial statements in respect of such financial year (including a profit and loss account and balance sheet) audited and certified by a Designated Accounting Firm;

(ii)	as soon as they are available, but in any event within ninety (90) days (or such other shorter period for the public filing of such financial statements as required by any applicable law or regulation to which the Guarantor is subject) after the end of the first half of each financial year of the Guarantor, certified copies of its unaudited consolidated financial statements (including a profit and loss account and balance sheet) prepared on a basis consistent with the audited consolidated financial statements of the Guarantor together with a certificate signed by the principal financial officer of the Guarantor to the effect that such financial statements are true in all material respects and present fairly the consolidated financial position of the Guarantor as at the end of, and the results of its operations for, such first half-year period;

(iii)	promptly on request, such additional financial or other information relating to the Guarantor which is in the possession of the Guarantor or which the Guarantor is reasonably expected to be able to obtain and to the extent not restricted by any confidentiality obligations, law or regulation applicable to it as the Offshore Security Agent may from time to time reasonably request;
(b)	keep proper records and books of account in respect of its business and permit the Offshore Security Agent and/or any professional consultants appointed by the Offshore Security Agent during the continuance of an Event of Default or Potential Event of Default to inspect and examine the records and books of account of the Guarantor;

(c)	promptly inform the Offshore Security Agent of:
(i)	the occurrence of any Event of Default or Potential Event of Default;

(ii)	any litigation, arbitration or administrative proceeding as referred to in Clause 5.1(e);
(d)	maintain its corporate existence and conduct its business in a proper and efficient manner and in compliance with all laws, regulations, authorisations, agreements and obligations applicable to it if failure so to comply would have a Material Adverse Effect and pay all taxes imposed on it when due except for such payment of taxes which is being contested in good faith and adequate reserves have been maintained for such taxes and the cost required to contest them;

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(e)	maintain in full force and effect all such authorisations as are referred to in Clause 5.1(d), and take immediate steps to obtain and thereafter maintain in full force and effect any other authorisations which may become necessary or advisable for the purposes stated therein;

(f)	ensure that its obligations under this Deed at all times rank at least pari passu with all other unsecured obligations of the Guarantor; and

(g)	punctually pay all sums due from it and otherwise comply with its obligations under this Deed.
6.2	Negative Undertakings. The Guarantor undertakes and agrees with the Offshore Security Agent throughout the continuance of this Deed and so long as the Secured Indebtedness or any part thereof remains owing that the Guarantor will not, unless the Offshore Security Agent otherwise agrees in writing:
(a)	merge or consolidate with any other entity or take any step with a view to dissolution, liquidation or winding-up, except that the Guarantor may effect a merger or consolidation without the consent of the Facility Agent, the Offshore Security Agent or the Lenders, provided that (i) prior written notice of such merger or consolidation has been given to the Facility Agent at least five (5) Business Days before any agreement is entered into in respect of such merger or consolidation, (ii) the surviving entity of such merger or consolidation will assume the same obligations of the Guarantor under this Deed and the other provisions in the Finance Documents applicable to the Guarantor will apply to such surviving entity after such merger or consolidation, (iii) the obligations of the Borrower and the Security Providers under the Finance Documents shall remain in full force and effect and shall not be affected or varied by such merger or consolidation and (iv) the Guarantor shall upon request of the Facility Agent provide such information in connection with such merger or consolidation to the Facility Agent as it may reasonably require provided further that the Facility Agent and the Lenders shall hold such information (to the extent that such information is not public information) confidential;

(b)	sell, transfer or otherwise assign, deal with or dispose of all or any part of its business or (except for consideration at fair market value and at arm’s length terms) its assets or revenues, whether by a single transaction or by a number of transactions whether related or not.
6.3	Further Undertakings. The Guarantor further undertakes throughout the continuance of this Deed and so long as the Secured Indebtedness or any part thereof remains owing in the terms set out in clause 14.2(f) and clause 14.2(h) of the Facility Agreement as applicable to the Guarantor as if those clauses were set out herein and references thereto the “Corporate Shareholder” were to the Guarantor.

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7.	CLAIMS BY GUARANTOR

The Guarantor represents to and undertakes with the Offshore Security Agent that it has not taken and will not take any security in respect of its liability under this Deed whether from the Borrower or any other person. So long as any sum remains owing by the Borrower to any Finance Party under the Finance Documents, the Guarantor shall not exercise any right of subrogation, contribution or any other rights of a surety or enforce any security or other right or claim against the Borrower (whether in respect of its liability under this Deed or otherwise) or any other person who has guaranteed or given any security in respect of the Secured Indebtedness or claim in the insolvency or liquidation of the Borrower or any such other person in competition with any Finance Party. If the Guarantor receives any payment or benefit in breach of this Clause, it shall hold the same upon trust for the Offshore Security Agent as a continuing security for the Secured Indebtedness.

8.	TAXES AND OTHER DEDUCTIONS

All sums payable by the Guarantor under this Deed shall be paid in full without set-off or counterclaim or any restriction or condition and free and clear of any tax or other deductions or withholdings of any nature. If the Guarantor or any other person is required by any law or regulation to make any deduction or withholding (on account of tax or otherwise) from any payment for the account of any Finance Party, the Guarantor shall, together with such payment, pay such additional amount as will ensure that such Finance Party receives (free and clear of any tax or other deductions or withholdings) the full amount which it would have received if no such deduction or withholding had been required. The Guarantor shall promptly forward to the Offshore Security Agent copies of official receipts or other evidence showing that the full amount of any such deduction or withholding has been paid over to the relevant taxation or other authority.

9.	COSTS, CHARGES, EXPENSES AND INTEREST

9.1	Costs, Charges and Expenses. Subject to clause 11.7 of the Facility Agreement, the Guarantor shall from time to time forthwith on demand pay to or reimburse each Finance Party for:
(a)	all reasonable costs, charges and expenses (including legal and other fees on a full indemnity basis and all other out-of-pocket expenses, provided that any travel expenses are incurred in relation to the economy class of the relevant type of transportation involved) incurred by any Finance Party in connection with the preparation and execution of this Deed and any amendment to or extension of, or the giving of any consent or waiver in connection with, this Deed; and

(b)	all costs, charges and expenses (including legal and other fees on a full indemnity basis and all other out-of-pocket expenses, provided that any travel expenses are incurred in relation to the economy class of the relevant type of transportation involved) incurred by any Finance Party in investigating any

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event which it reasonably believes is an Event of Default or Potential Event of Default or in exercising any of its or their rights or powers hereunder or in suing for or seeking to recover any sums due hereunder or otherwise preserving or enforcing its or their rights hereunder or in defending any claims brought against it or them in respect of this Deed or in releasing this Deed upon payment of the Secured Indebtedness, and, until payment of the same in full, all such costs, charges and expenses shall be secured by this Deed.

9.2	Interest. The Guarantor shall, with respect to all monies payable under this Deed, pay interest from the due date to the date of payment (as well after as before any demand or judgment and notwithstanding the liquidation of the Guarantor or the Borrower) at such rates and in such manner as are specified in clause 16 of the Facility Agreement.

10.	FURTHER INDEMNITIES

10.1	General Indemnity. Subject to clause 11.7 of the Facility Agreement, the Guarantor shall indemnify each Finance Party against all losses, liabilities, damages, costs and expenses incurred by it in the execution or performance of the terms and conditions hereof and against all actions, proceedings, claims, demands, costs, charges and expenses which may be incurred, sustained or arise in respect of the non-performance or non-observance of any of the undertakings and agreements on the part of the Guarantor herein contained.

10.2	Currency Indemnity. If an amount due to any Finance Party from the Guarantor in one currency (the “first currency”) is received by such Finance Party in another currency (the “second currency”), the Guarantor’s obligations to such Finance Party in respect of such amount shall only be discharged to the extent that such Finance Party may purchase the first currency with the second currency in accordance with normal banking procedures. If the amount of the first currency which may be so purchased (after deducting any costs of exchange and any other related costs) is less than the amount so due, the Guarantor shall indemnify such Finance Party against the shortfall. This indemnity shall be an obligation of the Guarantor independent of and in addition to its other obligations under this Deed.

10.3	Payment. The Offshore Security Agent may retain and pay out of any money in the Offshore Security Agent’s hands all sums necessary to effect the indemnities contained in this Clause and all sums payable by the Guarantor under this Clause shall form part of the monies hereby agreed to be paid.

11.	SET-OFF

If an Event of Default has occurred each Finance Party shall (without prejudice to any general or banker’s lien, right of set-off or any other right to which it may be entitled) have the right, without notice to the Guarantor or any other person, to set off and apply any credit balance on any account (whether subject to notice or not and whether matured or not and in whatever currency) of the Guarantor with such Finance Party,

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and any other indebtedness owing by such Finance Party to the Guarantor, against the liabilities of the Guarantor under this Deed, and each Finance Party is authorised to purchase with the monies standing to the credit of any such account such other currencies as may be necessary for this purpose.
12.	EVIDENCE OF DEBT

Any statement of account purporting to show an amount due from the Borrower under any Finance Document to which it is a party or from the Guarantor under this Deed and signed as correct by a duly authorised officer of the Facility Agent shall, in the absence of manifest error, be conclusive evidence of the amount so due.

13.	SUSPENSE ACCOUNT

The Offshore Security Agent may place and keep any monies received by virtue of this Deed (whether before or after the insolvency or liquidation of the Guarantor or the Borrower) to the credit of a suspense account for so long as the Offshore Security Agent may think fit in order to preserve the rights of any Finance Party to sue or prove for the whole amount of its claims against the Guarantor or the Borrower or any other person.

14.	WAIVER AND SEVERABILITY

No failure or delay by the Offshore Security Agent in exercising any right, power or remedy hereunder shall impair such right, power or remedy or operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and do not exclude any other rights, powers and remedies provided by law. If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions of this Deed, shall not be affected or impaired thereby.

15.	MISCELLANEOUS

15.1	Continuing Obligations. The liabilities and obligations of the Guarantor under this Deed shall remain in force notwithstanding any act, omission, event or circumstance whatsoever, until full, proper and valid payment of the Secured Indebtedness.

15.2	Protective Clauses. Without limiting Clause 15.1, neither the liability of the Guarantor nor the validity or enforceability of this Deed shall be prejudiced, affected or discharged by:
(a)	any other Finance Document, Encumbrance, guarantee or other security or right or remedy being or becoming held by or available to any Finance Party

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or by any of the same being or becoming wholly or partly void, voidable, unenforceable or impaired or by any Finance Party at any time releasing, refraining from enforcing, varying or in any other way dealing with any of the same or any power, right or remedy any Finance Party may now or hereafter have from or against the Guarantor or the Borrower or any other person or the granting of any time or indulgence to the Guarantor or the Borrower or any other person;
(b)	any variation or modification of any Finance Document or any other document referred to therein;

(c)	the invalidity or unenforceability of any obligation or liability of the Borrower or the Guarantor under any Finance Document to which it is a party;

(d)	the insolvency or liquidation or any incapacity, disability or limitation or any change in the constitution or status of the Borrower or the Guarantor;

(e)	any invalidity or irregularity in the execution of this Deed or any of the other Finance Documents or any deficiency in the powers of the Guarantor or the Borrower to enter into or perform any of its obligations hereunder or under any of the other Finance Documents to which it is a party or any irregularity in the exercise thereof or any lack of authority by any person purporting to act on behalf of the Guarantor or the Borrower;

(f)	any waiver, exercise, omission to exercise, compromise, renewal or release of any rights against the Guarantor or the Borrower or any other person or any compromise, arrangement or settlement with any of the same; or

(g)	any act, omission, event or circumstance which would or may but for this provision operate to prejudice, affect or discharge this Deed or the liability of the Guarantor hereunder.
15.3	Unrestricted Right of Enforcement. This Deed may be enforced without the Finance Parties first having recourse to any other security or rights or taking any other steps or proceedings against the Borrower or the Guarantor or any other person or may be enforced for any balance due after resorting to any one or more other means of obtaining payment or discharge of the monies, obligations and liabilities hereby secured.

15.4	Discharges and Releases. Notwithstanding any discharge, release or settlement from time to time between any Finance Party and the Guarantor, if any security, disposition or payment granted or made to any Finance Party in respect of the Secured Indebtedness by the Guarantor or the Borrower or any other person is avoided or set aside or ordered to be surrendered, paid away, refunded or reduced by virtue of any provision, law or enactment relating to bankruptcy, insolvency, liquidation, winding-up, composition or arrangement for the time being in force or for any other reason, the Offshore Security Agent shall be entitled hereafter to enforce this Deed as if no such discharge, release or settlement had occurred.

15.5	Finance Parties’ Rights Several. The rights of the Finance Parties under this Deed are

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several and accordingly:
(a)	the amount at any time due hereunder to each Finance Party shall be a separate and independent debt and each Finance Party shall be entitled to protect and enforce its rights arising out of this Deed; and

(b)	the failure of any Finance Party to perform its obligations under the Facility Agreement or under this Deed shall not affect the rights of the other Finance Parties under this Deed.
15.6	Pro Rata Sharing. The Guarantor acknowledges that, if at any time any Finance Party receives any amount from the Guarantor, the Borrower or any other person in respect of sums due from the Borrower or the Guarantor under the Facility Agreement or under any Finance Document (other than through the Facility Agent pursuant to the Facility Agreement) whether by way of voluntary or involuntary payment, set-off or otherwise, it will promptly pay to the Facility Agent the amount so received for distribution to the other Finance Parties in accordance with the Facility Agreement. The Facility Agent shall treat such amount as if it were a payment directly to the Facility Agent on account of sums due from the Borrower or the Guarantor under the Facility Agreement or any Finance Document so that, as between the Guarantor and the Finance Party who originally received the amount, the amount shall not be treated as having been paid and such Finance Party shall retain all its rights against the Guarantor or the Borrower or otherwise with respect to such amount (except to the extent of any sum received by it from such distribution by the Facility Agent). Notwithstanding the foregoing provisions of this Clause,
(a)	in respect of any amount received by any Finance Party arising from any legal proceeding brought against the Guarantor, the Borrower or any other person for recovering any amount due and payable to such Finance Party under the Facility Agreement and any Finance Document, such Finance Party is not obliged to share such received amount with any other Finance Party who has the legal right to participate in such legal proceeding but has not participated after obtaining a reasonable opportunity to so participate, and has not on its own behalf commenced (and use its best endeavours to proceed with) any enforcement of its rights against the Guarantor, the Borrower or any other person; and

(b)	if any Finance Party is obliged to refund the Guarantor, the Borrower or any other person any part of the amount received from the Guarantor, the Borrower or such other person and shared according to this Clause, each other Finance Party shall provide the Facility Agent such funds which such Finance Party is obliged to refund (after deducting (the appropriate portion of) such amount distributed to and received by such Finance Party by the Facility Agent).
15.7	Amendment. Any amendment or waiver of any provision of this Deed and any waiver of any default under this Deed shall only be effective if made in writing and signed by the Offshore Security Agent and (in relation to any amendment of any provision of this Deed) the Guarantor.

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15.8	Counterparts.
(a)	This Deed (i) may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed; and (ii) the executed signature pages of each party to this Deed may be collated into and attached to any number of single copies of this Deed, pursuant to paragraph (b) below, as if each of them had been executed by both parties in a single copy, and this has the same effect as if this Deed had been executed in the relevant number of single copies.

(b)	If the parties to this Deed choose to execute the same in accordance with paragraph (a)(ii) above, each party will transmit its signed signature page(s) either to (i) Baker & McKenzie (or such other person authorised by each party to this Deed) or (ii) the Offshore Security Agent (or such other person authorised by the Offshore Security Agent) (each person referred to in paragraphs (i) and (ii) above a “Recipient”), and the Recipient shall be and shall be deemed to be authorised by each such party, upon receipt of the executed signature pages of each party to this Deed, to collate and attach them into single copies of this Deed (with one executed signature page of each party being collated into and attached to one such single copy). For the avoidance of doubt, the Recipient shall have no further duties connected with its position as Recipient.
15.9	Recovery of Costs. The parties to this Deed agree to and to be bound by the provisions of clause 11.7 of the Facility Agreement and that such provisions shall be deemed to be incorporated into this Deed as if they were set out in full in this Deed, mutatis mutandis. Accordingly, to the extent that any Finance Party is entitled to make a demand for payment against the Guarantor in accordance with clause 11.7 of the Facility Agreement, the Guarantor shall upon such demand make the relevant payment accordingly.

16.	ASSIGNMENT

16.1	The Guarantor. The Guarantor shall not assign any of its rights hereunder.

16.2	The Offshore Security Agent and Finance Parties. Any of the Offshore Security Agent and the other Finance Parties may assign or grant participations in all or any part of their rights under this Deed and make disclosures in accordance with the provisions of clause 22 of the Facility Agreement but as if references therein to the Borrower were references to the Guarantor.

17.	NOTICES

17.1	Delivery. Each notice, demand or other communication to be given or made under this Deed shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other party):

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To the Guarantor:	MIE Holdings Corporation
Room 402, Block C, Yuanda Center
Huizhong Road, Chaoyang, Beijing
PRC

Fax Number: (8610) 5123 8866
Attention: Mr. Zhang Rui Lin / Mr. Forrest Dietrich / Mr. Allen Mak

With a copy to:	MI Energy Corporation
Room 402, Block C, Yuanda Center
Huizhong Road, Chaoyang, Beijing
PRC

Fax Number: (8610) 5123 8866
Attention: Mr. Zhang Rui Lin / Mr. Forrest Dietrich / Mr. Allen Mak

To the Offshore Security Agent:	CITIC Ka Wah Bank Limited
9/F., Lippo Centre, Tower 1
89 Queensway
Central
Hong Kong

Fax Number: (852) 3603 4398
Attention: Ms. Janice Sze / Ms. Windy Lau
17.2	Deemed Delivery. Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address and (b) if given or made by fax, when despatched with electronic confirmation of complete and error-free transmission, Provided that, if such day is not a working day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following working day at such place.

18.	GOVERNING LAW AND JURISDICTION

18.1	Law. This Deed and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Hong Kong.

18.2	Jurisdiction. The Guarantor agrees that any legal action or proceeding arising out of or relating to this Deed may be brought in the courts of Hong Kong and irrevocably submits to the non-exclusive jurisdiction of such courts.

18.3	Process Agent. The Guarantor hereby appoints Law Debenture Services (H.K.) Limited (the “Process Agent”) to be its agent to accept on behalf of the Guarantor service of process issued by the Offshore Security Agent in relation to this Deed. In the event of any action being commenced in Hong Kong in relation to this Deed, the Guarantor agrees that the process by which such action is commenced shall be

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sufficiently served on the Guarantor, and shall be deemed to have been so served, if addressed to the Process Agent and left at or sent by post to the following address:
Room 3105, Alexandra House, 18 Chater Road, Central, Hong Kong
or to the registered office for the time being of the Process Agent. Notice of any change of Process Agent and/or its address for service in Hong Kong may be given to the Offshore Security Agent in writing by the Guarantor, in which case the new details of the new Process Agent and/or address will only apply with effect from the fifteenth (15th) day after receipt of such notice by the Offshore Security Agent. If service of process on the Process Agent is impracticable because the address for service has ceased to exist or otherwise, the Guarantor agrees that, so long as the Offshore Security Agent has arranged for the relevant documents to be couriered to the Guarantor’s address as set out in Clause 17.1 (whether or not the Guarantor has received such documents), the process shall be sufficiently served by inserting an advertisement of such process in an issue of a daily newspaper in Hong Kong, whereupon service shall be deemed to have been effected on the day of publication of such advertisement.

18.4	No Limitation on Right of Action. Nothing herein shall limit the right of the Finance Parties to commence any legal action against the Guarantor and/or its property in any other jurisdiction or to serve process in any manner permitted by law, and the taking of proceedings in any jurisdiction shall not preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

18.5	Waiver; Final Judgment Conclusive. The Guarantor irrevocably and unconditionally waives any objection which it may now or hereafter have to the choice of Hong Kong as the venue of any legal action arising out of or relating to this Deed. The Guarantor also agrees that a final judgment against it in any such legal action shall be final and conclusive and may be enforced in any other jurisdiction, and that a certified or otherwise duly authenticated copy of the judgment shall be conclusive evidence of the fact and amount of its indebtedness.

18.6	Waiver of Immunity. The Guarantor irrevocably waives any immunity to which it or its property may at any time be or become entitled, whether characterised as sovereign immunity or otherwise, from any set-off or legal action in Hong Kong or elsewhere, including immunity from service of process, immunity from jurisdiction of any court or tribunal, and immunity of any of its property from attachment prior to judgment or from execution of a judgment.

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IN WITNESS whereof this Deed has been executed by the parties hereto and is intended to be and is hereby delivered on the day and year first above written.

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THE GUARANTOR

SIGNED by as a	)
Deed and SEALED and DELIVERED	)
as a Deed by	)
MIE HOLDINGS CORPORATION	)
in his presence	)
)
)

	)	Signatory

)
)

	)	Witness

THE OFFSHORE SECURITY AGENT

SIGNED for and on behalf of	)
CITIC KA WAH BANK LIMITED	)
by	)

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form F-1/A of our report dated April 16, 2010 relating to the consolidated financial statements of MIE Holdings Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company
Beijing, People’s Republic of China
May 3, 2010

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